As filed with the Securities and Exchange Commission on August 2, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	51-0323571
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of Principal Executive Offices)	(Zip Code)

MicroStrategy Incorporated

2013 Stock Incentive Plan, as amended

(Full title of the plan)

W. Ming Shao

Senior Executive Vice President & General Counsel and Secretary

MicroStrategy Incorporated

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

(Name and address of agent for service)

(703) 848-8600

(Telephone number, including area code, of agent for service)

Copy to:

Thomas S. Ward, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The registrant is filing this Registration Statement on Form S-8 to register:

1)

an additional 450,000 shares of the registrant’s Class A common stock, par value $0.001 per share (“Class A Common Stock”) authorized for issuance under the MicroStrategy Incorporated 2013 Stock Incentive Plan (the “2013 Plan”), pursuant to amendments that were approved by the registrant’s stockholders; and

2)

19,014 shares of the registrant’s Class A Common Stock that were issuable upon the vesting of restricted stock unit awards granted under the 2013 Plan that were canceled or forfeited prior to vesting and returned to the 2013 Plan.

The registrant previously filed with the Securities and Exchange Commission (the “SEC”) (i) a Registration Statement on Form S-8 (File No. 333-197645) with respect to 1,500,000 shares of the Class A Common Stock authorized for issuance under the 2013 Plan on July 25, 2014 (the “2014 Registration Statement”) and (ii) a Registration Statement on Form S-8 (File No. 333-228431) with respect to 800,000 shares of the Class A Common Stock authorized for issuance under the 2013 Plan on November 16, 2018 (the “2018 Registration Statement” and, together with the 2014 Registration Statement, the “Prior Registration Statements”). This Registration Statement relates to the same class of securities as those identified in the Prior Registration Statement and is submitted in accordance with General Instruction E of Form S-8 regarding registration of additional securities of the same class as other securities for which a Registration Statement on Form S-8 has previously been filed and is effective. In accordance with such instructions, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the registrant, or is or was serving, or has agreed to serve, at the request of the registrant, as a director, officer, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (any such person being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of any Indemnitee in connection with such action, suit or proceeding and any appeal therefrom; provided that we shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by our board of directors.

We have directors and officers liability insurance that provides up to $30 million in coverage for the benefit of our directors and officer (the “D&O Insurance Policy”). In addition, we have also entered into indemnification agreements with Michael J. Saylor, our Chairman of the Board of Directors and Chief Executive Officer. The indemnification agreements provide that Mr. Saylor will provide (i) up to $10 million in coverage payable only upon the exhaustion of the coverage provided by the D&O Insurance Policy and offered on the same terms as those provided under the D&O Insurance Policy, and (ii) up to $40 million in coverage for acts or omissions occurring prior to the inception date and time of the D&O Insurance Policy.

Item 8.	Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Second Restated Certificate of Incorporation of the registrant (incorporated herein by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 (File No. 000-24435)).

4.2	Amended and Restated By-Laws of the registrant (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on January 30, 2015 (File No. 000-24435)).

4.3	Form of Certificate of Class A Common Stock of the registrant (incorporated herein by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 (File No. 000-24435)).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	MicroStrategy Incorporated 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on September 9, 2013 (File No. 000-24435)).

99.2	Amendment No. 1 to the MicroStrategy Incorporated 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 28, 2014 (File No. 000-24435)).

99.3	Amendment No. 2 to the MicroStrategy Incorporated 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit 99.3 to the registrant’s Registration Statement on Form S-8 filed with the SEC on July 25, 2014 (File No. 333-197645)).

99.4	Amendment No. 3 to the MicroStrategy Incorporated 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 26, 2015 (File No. 000-24435)).

99.5	Amendment No. 4 to the MicroStrategy Incorporated 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018 (File No. 000-24435)).

99.6	Amendment No. 5 to the MicroStrategy Incorporated 2013 Stock Incentive Plan (incorporated herein by reference to Appendix A to the registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2021 (File No. 000-24435)).

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tysons Corner, Commonwealth of Virginia, on this 2nd day of August, 2022.

MICROSTRATEGY INCORPORATED

By:	/s/ Andrew Kang
Andrew Kang
Senior Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of MicroStrategy Incorporated, hereby severally constitute and appoint Andrew Kang and W. Ming Shao, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as an officer and director to enable MicroStrategy Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael J. Saylor Michael J. Saylor	Chairman of the Board of Directors & Chief Executive Officer (Principal Executive Officer)	August 2, 2022

/s/ Andrew Kang Andrew Kang	Senior Executive Vice President & Chief Financial Officer (Principal Financial Officer)	August 2, 2022

/s/ Jeanine Montgomery Jeanine Montgomery	Senior Vice President & Chief Accounting Officer (Principal Accounting Officer)	August 2, 2022

/s/ Stephen X. Graham Stephen X. Graham	Director	August 2, 2022

/s/ Jarrod M. Patten Jarrod M. Patten	Director	August 2, 2022

/s/ Leslie J. Rechan Leslie J. Rechan	Director	August 2, 2022

/s/ Carl J. Rickertsen Carl J. Rickertsen	Director	August 2, 2022